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The Board of Directors
Premier Bancorp, Inc.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus of Premier Bancorp, Inc., which is a part of the Registration Statement on Form S-2/A for Premier Bancorp, Inc.


                                        /s/ KPMG LLP

May 14, 2002
Philadelphia, Pennsylvania